Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2026 relating to the financial statements of Enovix Corporation and the effectiveness of Enovix Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Enovix Corporation for the year ended December 28, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California

November 2, 2026